UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

Cannabis Sativa, Inc.
 (Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53571 (Commission File Number)	20-1898270 (IRS Employer I.D. No.)

1646 W. Pioneer Blvd., Suite 120
Mesquite, Nevada  89027
 (Address of principal executive offices)

(702) 346-3906
(Registrant’s telephone number)

N/A
(Former name and/or address if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events - Entry into Agreement.

On February 25, 2015, the Registrant, Cannabis Sativa, Inc., through its wholly owned subsidiary Hi Brands International, Inc. (jointly referred to hereinafter as “Cannabis Sativa”), entered into a Purchase, Supply and Joint Venture Agreement (the “Agreement”), with Centuria Natural Foods, Inc. (“Centuria”) whereby Cannabis Sativa will market Centuria’s proprietary CBD (Cannabidiol) Rich Hemp Oil products (the “Products”).

The initial term of the Agreement is one year which may be renewed for additional one year periods upon the mutual agreement of the parties.  Within the first 90 days of the initial term of the Agreement, Cannabis Sativa shall order at least 5,000 units of Product.  Thereafter, Cannabis Sativa shall order at least 5,000 units of Product per month with the additional requirement that Cannabis Sativa order a minimum of 55,000 units of Product during the first 12 months of the Agreement.  Fifty percent of all gross revenue generated by the sale of the Products will be paid to Cannabis Sativa and fifty percent will be paid to Centuria.

Centuria’s proprietary CBD-rich Hemp products are derived from the stalk, fiber, and seeds; retaining all the synergistic cannabinoids and terpenoids necessary for highest potency and efficacy. Centuria CBD hemp Oil is extracted from high-grade, non-psychoactive hemp plants as an extract, not as a synthetic compound or isolate, as is the case with other CBD products on the market. It offers the exact beneficial Cannabidiol molecule found in the cannabis plant, but in a form that is legal for purchase and consumption in all fifty states by consumers of any age.

“What sets the Centuria CBD product apart from others is a process called ‘lipid-modification.’ Cannabidiol in its naturally occurring state, utilizing oil as a carrier, has extremely poor oral bioavailability at only 6%,” stated Centuria President, Michael Brubeck. “We’ve overcome that.

“Another thing that distinguishes this product from others is precision dosing,” said former New Mexico Governor Gary Johnson, President and CEO of Cannabis Sativa, Inc. and Hi Brands International, Inc. “For the first time, consumers can enjoy the benefits of this remarkable, naturally-occurring oil legally and with complete confidence that their dosage is precise and that they are receiving the maximum possible benefit from every capsule.”

“Quality control issues have plagued hemp companies for years, from heavy metal toxicity and microbial growth, to THC and THC-A exceeding federal limits,” added Brubeck. “Our hemp products pass a rigid quality control measures, with High Pressure Liquid Chromatography and Gas Chromatography being used to test every step of the manufacturing process. It begins in the field, where we test air, water, and soil to insure the farms that are used have pristine growing conditions in Europe. We then test midseason and post harvest to make sure the plant’s cannabinoid and terpene profile is within the standard deviation for agricultural products. Once in our cGMP, USDA Naturally Organic Program, and ISO 9001 Certified processing facility, all hemp oil goes through a proprietary multistage filtering process to eliminate all adulterants, such as trace amounts of THC and THCA, as well as any other unwanted contaminants. Sealed in nitrogen, oxidation of the oil is prevented while in cold storage, providing our clients and consumers the highest quality hemp ingredients on the market.”

Lipid-based delivery systems have gained much importance in the recent years due to their ability to improve the solubility and bioavailability of oils and other substances normally hampered by poor water solubility.

“Consumers won’t have to pay a premium for this premium product,” said Cannabis Sativa Chairman, Steven Kubby. “It’s our desire to bring the blessing of CBD Oil to the masses at a price point that will encourage daily consumption. Our customers may well be ingesting the most tried, tested, proven and overly-scrutinized CBD Oil supplement in the nutraceutical industry, but that’s what our company is all about. We’re excited to enter the CBD Oil arena with a strong product and, arguably, the strongest branding in the marketplace.”

Forbes Magazine recently reported, “Cannabis Sativa markets its wares under the name ‘hi.’ Bet a lot of other pot startups will be wishing they grabbed that branding first.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                Cannabis Sativa, Inc.
Date:  February 26, 2015

                                                                By: /s/ Steven Kubby
                                                                      Steven Kubby, Chairman